Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ENOCHIAN BIOSCIENCES INC.", CHANGING ITS NAME FROM "ENOCHIAN BIOSCIENCES INC." TO "RENOVARO BIOSCIENCES INC.", FILED IN THIS OFFICE ON THE FIRST DAY OF AUGUST, A.D. 2023, AT 5:04 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

4928900 8100
SR# 20233138568

Authentication: 203878462
Date: 08-02-23

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:04 PM 08/01/2023
FILED 05:04 PM 08/01/2023
SR 20233138568 - File Number 4928900

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION OF
ENOCHIAN BIOSCIENCES INC.,

a Delaware corporation

Enochian BioSciences Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to provisions of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

1. This Certificate of Amendment to the Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Sections 242(b)(1) of the DGCL.

2. Pursuant to Section 242 of the DGCL, this Certificate of Amendment of the Certificate of Incorporation amends the provision of the Certificate of Incorporation of the Corporation as set forth herein.

3. Article FIRST of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

"The name of the Corporation is "Renovaro Biosciences Inc."

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation of the Corporation to be signed by Mark R. Dybul, MD a duly authorized officer of the Corporation, on August 1, 2023.

DocuSigned by:

Mark R. Dybul, MD
Chief Executive Officer